Exhibit 99.1

Yield10 Bioscience Announces Pricing of $10.75 Million Equity Offering

WOBURN, Mass., November 15, 2019 -- Yield10 Bioscience, Inc. (NASDAQ:YTEN) an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries, announced today the pricing of a $10,750,000 equity offering, which consisted of an underwritten public offering of units and a private placement of units for gross proceeds of $10.75 million, prior to deducting underwriting discounts and commissions and offering expenses payable by Yield10 Bioscience.

The public offering is comprised of 12,480,000 Class A Units, priced at a public offering price of $0.20 per unit, with each Class A Unit consisting of one share of common stock, a seven and one-half year warrant to purchase one share of common stock at an exercise price of $0.20 per share, and a two and one-half year warrant to purchase one share of common stock at an exercise price of $0.20 per share, and 2,504 Class B Units, priced at a public offering price of $1,000 per unit, with each Class B Unit consisting of one share of Series A preferred stock, having a conversion price of $0.20, seven and one-half year warrants to purchase 5,000 shares of common stock with an exercise price of $0.20 per share, and two and one-half year warrants to purchase 5,000 shares of common stock with an exercise price of $0.20 per share.

In a concurrent private placement, investors affiliated with Jack W. Schuler have agreed to purchase 5,750 unregistered units, priced at $1,000 per unit, with each unit consisting of one share of Series B preferred stock, having a conversion price of $0.20, seven and one-half year warrants to purchase 5,000 shares of common stock with an exercise price of $0.20 per share, and two and one-half year warrants to purchase 5,000 shares of common stock with an exercise price of $0.20 per share. The securities comprising the units in the public offering and the private placement are immediately separable and will be issued separately.

The conversion price of the Series A preferred stock issued in the transaction and the exercise prices of the warrants are fixed. The Series A preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and, with certain exceptions, has no voting rights. The Series B preferred stock issued in the private placement has certain rights that are set forth in the prospectus relating to the public offering.

The warrants issued in the public offering and the Series B preferred stock and warrants issued in the private placement will not be exercisable or convertible into shares of common stock until the Company obtains shareholder approval of an amendment to the Yield10 Bioscience certificate of incorporation to increase the number of authorized shares of the Company. Upon approval of such amendment, the Series B preferred stock will automatically be converted into common stock. Mr. Schuler and entities related to him have signed voting agreements committing to vote in favor of such amendment. The Company will also seek stockholder approval for the issuance in the concurrent private placement of the Series B preferred stock and warrants, as required by Nasdaq Marketplace Rule 5635(d), because the Company will be issuing securities convertible into common stock at a discount to market price in an amount greater than 19.99% of the outstanding common stock.

The closing of the public offering is expected to take place on or about November 19, 2019, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), is sole book-running manager and placement agent in connection with the public offering and the private placement.

In addition, Yield10 has granted the underwriter a 45-day option to purchase up to 15% of the shares of common stock (including shares underlying the Series A preferred stock) and/or additional warrants to cover over-allotments, if any, at the public offering price per share and per warrant, less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-233683), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on November 14, 2019.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to the public offering will be filed by Yield10 Bioscience with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Yield10
Yield10 Bioscience, Inc. is an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries to achieve step-change improvements in crop yield to enhance global food security and develop specialty crop products.
Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. Yield10 is leveraging its “GRAIN” technology platform and unique knowledge base to design precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as canola, soybean, rice, wheat and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the Company, please visit www.yield10bio.com. (YTEN-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, the completion of the financing described in this press release, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

Investor Relations:
Bret Shapiro, (516) 222-2560, brets@coreir.com
Managing Director, CORE IR

Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank Marketing and PR